Neither Teléfonos de México, S.A. de C.V. nor any of its affiliates has commenced the tender offer to which this communication relates. Shareholders of Embratel Participações S.A. are advised to read the Tender Offer Statement, the Offer to Purchase and the other documents relating to the tender offer that are filed with the SEC when they become available, because they will contain important information. Shareholders of Embratel Participações S.A. may obtain copies of these documents free of charge, when they become available, at the SEC’s website at www.sec.gov or from the Information Agent to be appointed in connection with the tender offer.

FORM OF NOTICE OF VOLUNTARY PUBLIC TENDER OFFER FOR ACQUISITION OF ALL COMMON AND PREFERRED SHARES OF

EMBRATEL PARTICIPAÇÕES S.A.

a Publicly-Held Company

CNPJ/MF no. 02.558.124/0001-12

N.I.R.E. 3330026237-7

Code ISIN BREBTPACNR3 Common Shares (EBTP3L)

Code ISIN BREBTPACNPR0 Preferred Shares (EBTP4L)

ON ACCOUNT AND ORDER OF

TELÉFONOS DE MÉXICO, S.A. DE C.V., through

TELMEX SOLUTIONS TELECOMUNICAÇÕES LTDA.

CNPJ/MF 02.570.352/0001-08

N.I.R.E. 33206316108

UNIBANCO – União de Bancos Brasileiros S.A. (“Intermediary Institution”), on account and order of Teléfonos de México, S.A. de C.V. (“TELMEX”), through its wholly owned subsidiary Telmex Solutions Telecomunicações Ltda., a limited liability company enrolled with CNPJ/MF under no. 02.570.352/0001-08. (“Offeror” or “Telmex Solutions”), as the indirect controlling shareholder of Embratel Participações S.A., enrolled with CNPJ/MF under no. 02.558.124/0001-12 and holder of NIRE 3330026237-7 (“EMBRAPAR” or “Company”), comes before the public to present to the owners of the outstanding common and preferred shares of EMBRAPAR (“Shareholders”) this voluntary public tender offer for the acquisition of any and all of the common and preferred shares of the Company (the “Offer”), pursuant to Instruction of the Brazilian Securities and Exchange Commission (“CVM”) no. 361/02 (“CVM Instruction no. 361/02”), including its article 31, sole paragraph, under the following terms and conditions:

1.	Offer

1.1

Background of the Offer. On May 8, 2006, TELMEX and EMBRAPAR presented notices of material fact announcing to the market TELMEX’s decision to make, through an auction (“Auction”) to be conducted on the São Paulo Stock Exchange – BOVESPA (“BOVESPA”), a public tender offer through Telmex Solutions, for cancellation of the registration of EMBRAPAR as a public company, in accordance with article 21 of Law no. 6,385/76, §4 of article 4 of Law no. 6,404/76, as amended by Law no. 10,303/01

(“Corporation Law”), and in compliance with CVM Instruction no. 361/02 (“Tender Offer for Cancellation of the Registration”).
1.1.1

Considering (i) CVM’s decision to condition the registration of the Tender Offer for Cancellation of Registration on the issuance of a favorable statement by the Brazilian Federal Telecommunications Agency (Agência Nacional de Telecomunicações or “ANATEL”), as announced to the market through the notice of material fact dated July 24, 2006, and (ii) the express authorization to the Offeror granted by CVM, by decisions of its Board, dated July 18 and July 27, 2006, the Offeror, as announced to the market, through notices of material facts dated July 24 and July 28, 2006, decided to convert the Tender Offer for Cancellation of Registration into this Offer, to be conducted under different procedures. This Offer is not conditioned upon the issuance of any statement by ANATEL.

1.1.2

Moreover, under the terms of the CVM Board decisions referred to above, CVM will proceed with the cancellation of the registration of EMBRAPAR as a public company (“Cancellation of the Registration”) under §4 of article 4 of the Corporation Law if the following conditions are satisfied: (i) the Offeror has acquired, through the Offer, more than 2/3 of the Publicly Held Shares (as defined in item 1.3 below), regardless of their class; (ii) CVM has received a statement from ANATEL favorable to the Cancellation of the Registration; (iii) the term for compliance with the obligation referred to in item 7.3 of this Notice has expired and (iv) the registration of EMBRAPAR’s American Depositary Receipt (“ADR”) program with CVM has been terminated.

1.2

Legal Basis and Notice of Material Fact. On July 28, 2006, TELMEX and EMBRAPAR presented notices of material fact announcing to the market TELMEX’s decision to make a voluntary public tender offer to be conducted under different procedures, for any and all Shares (as defined in item 1.3 below), through Telmex Solutions, in accordance with article 31, sole paragraph, of CVM Instruction no. 361/02.

1.3

Shares Object of the Offer. The Intermediary Institution, represented at the Auction by Unibanco Investshop - Corretora de Valores Mobiliários e Câmbio S.A. (“Unibanco Investshop”), a company enrolled with CNPJ/MF under no. 89.560.460/0001-88, will acquire, on account and order of Offeror, up to all of the common and preferred shares of EMBRAPAR (i) outstanding, pursuant to definition stated in article 3, item III of CVM Instruction no. 361/02[1] (“Publicly Held Shares”); (ii) held by administrators of the Company and (iii) held by Empresa Brasileira de Telecomunicações S.A. – EMBRATEL (“EMBRATEL”) (Publicly Held Shares, collectively with the common and preferred shares referred to in items (ii) and (iii) above, as “Shares”).

_________________________

1 Under the terms of article 3, item III of CVM Instruction no. 361/02, outstanding shares correspond to all shares issued by EMBRAPAR excepting those held by Offeror itself, by the controlling shareholder, by persons related to the controlling shareholder, by administrators of the Company and in treasury.

1.3.1

Shares Distribution. On June 30, 2006, the Shares consisted of 272,719,824,331 shares, equivalent to approximately 27.6% of the total capital stock of EMBRAPAR, of which 13,694,395,274 are common shares, equivalent to approximately 2.7% of the voting capital, and 259,025,429,057 are preferred shares, equivalent to approximately 54.5% of the preferred capital.[2] On June 30, 2006, the Offeror was the owner of 205,364,970,124 shares, equivalent to approximately 20.8% of the total capital stock of EMBRAPAR, of which 114,368,209,714 are common shares, equivalent to approximately 22.3% of the voting capital, and 90,996,760,410 are preferred shares, equivalent to approximately 19.1% of the preferred capital. On June 30, 2006, the Shares were distributed as follows:

(a)

the Publicly Held Shares consisted of 272,545,643,703 shares, equivalent to approximately 27.6% of the total capital stock of EMBRAPAR, of which 13,694,356,285 are common shares, equivalent to approximately 2.7% of the voting capital, and 258,851,287,418 are preferred shares, equivalent to approximately 54.5% of the preferred capital;

(b)

the administrators of the company were the owner of 174,083,102 shares, equivalent to less than 0.1% of the total capital stock of EMBRAPAR, of which 643 are common shares, equivalent to less than 0.1% of the voting capital, and 174,082,459 are preferred shares, equivalent to less than 0.1% of the preferred capital; and

(c)

EMBRATEL was the owner of 97,526 shares, equivalent to less than 0.1% of the total capital stock of EMBRAPAR, of which 38,346 are common shares, equivalent to less than 0.1% of the voting capital, and 59,180 are preferred shares, equivalent to less than 0.1% of the preferred capital;

Further details on the shareholding structure of EMBRAPAR can be found in the table set forth in item 5.2.1 below.

1.3.1.1

Considering the possibility of the placement for trading (before the Auction) of the shares in issue of the Company which are held in treasury as of June 30, 2006, the total number of Shares on the Auction Date (as defined in item 2.4 below) may correspond to up to 273,740,391,408 shares, equivalent to approximately 27.7% of the total capital stock of EMBRAPAR, of which 13,694,395,274 are common shares, equivalent to approximately 2.7% of the voting capital, and 260,045,996,134 are preferred shares, equivalent to approximately 54.6% of the preferred capital.

_________________________

2 In order to determine the percentages related to the Shares disclosed in this item 1.3.1, 1,020,567,077 preferred shares of EMBRAPAR held in treasury of EMBRAPAR on June 30, 2006, were excluded.

1.3.2	Acceptance of the Offer. The Offeror declares that:
(i)	in the event that more than 2/3 of the Publicly Held Shares are tendered in the Offer, the Offeror will acquire all Shares tendered;
(ii)	in the event that less than 2/3 of the Publicly Held Shares are tendered in the Offer, the Offeror will acquire all the shares tendered by administrators of the Company and by EMBRATEL, and:
(a)	all Publicly Held Shares of a given class that are tendered in the Offer, if more than 2/3 of the Publicly Held Shares of that class are tendered;
(b)

up to 1/3 of the Publicly Held Shares of a given class, if more than 1/3 and less than 2/3 of the Publicly Held Shares of that class are tendered, taking into consideration the proportion of Shares held by the holders of that given class of Shares who accepted the Offer; and

(c)	all Publicly Held Shares of a given class that are tendered in the Offer, if less than 1/3 of the Publicly Held Shares of that class are tendered.
1.3.3	Conditions of the Offer. This Offer is conditioned on the nonoccurrence of any of the following events on or before the fifth business day before the Expiration Date (as defined in item 2.1 below):
(i)

a change in the businesses, conditions, income, operations or share ownership of EMBRAPAR or its direct or indirect subsidiaries that is or may be reasonably expected to be materially adverse to EMBRAPAR or any of its direct or indirect subsidiaries, or Telmex Solutions or TELMEX shall have become aware of any circumstances that have or may reasonably be expected to have, a materially adverse significance with respect to either the value of EMBRAPAR or any of its direct or indirect subsidiaries or the value of the common shares, preferred shares or American Depositary Shares (“ADSs”) to Telmex Solutions, TELMEX or any of their affiliates, and such change or circumstance shall result from any of the following events:

•	the issuance of any act by any governmental authority that:
(a)

questions, restricts or limits the ability of Telmex Solutions or TELMEX to carry out the Offer, hold shares of EMBRAPAR, acquire additional shares of EMBRAPAR, exercise the rights inherent thereof or receive distributions thereunder;

(b)	terminates or amends the terms and conditions of any license, authorization or concession granted for the conduct of the businesses of EMBRAPAR or its direct or indirect subsidiaries;
(c)	expropriates, confiscates or limits the free disposal of the assets of EMBRAPAR or any of its direct or indirect subsidiaries;
(d)

reduces tariffs or rates for services charged by EMBRAPAR or any of its direct or indirect subsidiaries, or imposes additional obligations to make investments, provide services or implement measures that excessively burden EMBRAPAR or its direct or indirect subsidiaries; or

(e)	suspends, restricts or limits transactions in the foreign exchange market or the flow of funds into or out of Brazil;
•	the occurrence of war or grave civil or political unrest inside or outside Brazil;
•	the occurrence of a natural event (including, without limitation, an earthquake, flood or other similar event) or any other external factor that causes significant damage to:
(a)	the infrastructure or communication systems of EMBRAPAR or any of its direct or indirect subsidiaries or the rendering of public services in any relevant areas of Brazil; or
(b)	the assets of EMBRAPAR or any of its direct or indirect subsidiaries in a manner that affects the ordinary course of their respective businesses;
(ii)	a general suspension of, or a limitation in the trading of, securities in general or of the shares or ADSs of EMBRAPAR on the BOVESPA or the New York Stock Exchange for more than 24 hours;
(iii)

a decrease of 20% or more, as of the closing of the foreign exchange market on any date, of the value of the U.S. dollar in relation to the real (in accordance with the average of the buy and sell U.S. dollar-real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil through the SISBACEN system at 7:00 p.m., Brasilia time, on that date), since May 8, 2006, the date of the notice of material fact which announced TELMEX’s intention to make the Tender Offer for Cancellation of Registration, which value was R$ 2.0647;

(iv)

the occurrence of any substantial change in the rules applicable to the Brazilian or U.S. capital markets, or an increase in tax rates that adversely affects or impedes the consummation of the Offer by Telmex Solutions or TELMEX;

(v)

the revocation of any governmental authorization necessary for the consummation of the Offer or the issuance of any act by any governmental authority that impedes Telmex Solutions or TELMEX from carrying out the Offer or imposes an obligation to buy or sell shares issued by EMBRAPAR; or

(vi)

the making of comments by the United States Securities and Exchange Commission (“SEC”) as to the materials filed in the United States related to the Offer that adversely affect or impede the consummation of the Offer by Telmex Solutions or TELMEX.

1.3.3.1

Offeror is entitled to waive any of these conditions, with exception of the condition set forth in item (vi), in whole or in part, at any time until 6:00 p.m., São Paulo time, on the fifth business day before the Expiration Date (as defined in item 2.1), to the extent permitted by law. If any of the conditions is triggered, Telmex Solutions will publish a notice of material fact clarifying whether it will continue the Offer (with the subsequent waiver of the condition by Telmex Solutions) or whether the Offer will be cancelled.

1.3.3.2

After CVM has granted the registration of the Offer, if any of the conditions above is triggered, the revocation of the Offer shall depend on the prior and express authorization of the CVM, pursuant to article 5 of CVM Instruction no. 361/02.

1.3.4

No Restrictions on the Exercise of the Ownership Right over the Shares. The Shares, in order to be sold in accordance with this Offer, must be free and clear of any liens, guarantee rights, usufructs or other forms of encumbrance that prevent the immediate exercise by Offeror of the full ownership over the Shares.

1.3.5

Dividends. If EMBRAPAR declares the payment of dividends or interest on equity capital prior to the date of the settlement of the Auction, the shareholders of EMBRAPAR who are registered as owners or usufructuaries of the shares on the date of the act of declaration of dividends or interest on equity capital will be entitled to payment of the declared dividends or interest on equity capital.

1.3.6	Validity. The Offer shall remain valid for the period beginning on the date of publication of this Notice, and expiring on the Auction Date (as defined in item 2.4 below).
1.4

Price. The purchase price of the Shares is R$ 6.95 per lot of 1,000 common shares or preferred shares (“Purchase Price”). Said purchase price is approximately 31% and 26% greater than the closing price of the common and preferred shares of EMBRAPAR, respectively, on Friday, May 5, 2006, and approximately 35% and 30% greater than the weighted average price of the common and preferred shares, respectively, on the BOVESPA for the last 30 days through May 5, 2006. The total amount of the Offer is equivalent to R$ 1,895,402,779.10[3] However, pursuant to the potential increase in the number of Shares described in item 1.3.1.1, the total amount of the Offer may be up to R$ 1,902,495,720.29.[4]
1.4.1

Payment of the Purchase Price. The Purchase Price will be paid in cash, in national currency, to the Shareholders who accept the Offer, on the date of settlement of the Auction, adjusted by the variation of the monthly Taxa Referencial – TR, pro rata temporis, from May 8, 2006, the date of presentation of the notice of material fact which announced TELMEX’s intention to make the Tender Offer for Cancellation of Registration, up to the date of the settlement of the Auction. In the event the Taxa Referencial - TR is terminated or is not published for more than 30 days, the index that replaces it shall be used. In the absence of such index, the average value of the Taxa Referencial - TR published over the last 12 months shall be applied.

1.4.2

Information to BOVESPA. The Intermediary Institution shall notify in writing to BOVESPA the updated Purchase Price by the date of the settlement of the Auction, as soon as the monthly Taxa Referencial – TR for the period mentioned in item 1.4.1. above is made available.

2.	Auction Procedures
2.1

Registration of the Brokerage Firm. The Shareholders who wish to participate in the Auction must sign up by 6 p.m. of _____ [DATE – ONE DAY BEFORE THE AUCTION DATE] (the “Expiration Date”), registering with Unibanco Investshop or any other brokerage firm authorized to operate on the BOVESPA (each one, a “Brokerage Firm” and, collectively, the “Brokerage Firms”) to represent them at the Auction.

2.1.1

Documents Necessary for the Registration. The Shareholders who wish to have a Brokerage Firm to represent them at the Auction must present themselves personally or by duly authorized proxy, with certified copies of the following documents: (a) Identity Card (RG); (b) Individual Taxpayer’s Registry Card (CPF); and (c) proof of residence. The representatives of legal entities, of estates and other universalities of law, of minors, of persons civilly disabled and proxies must further submit original or certified copies of the documents that grant them representation powers (including the corporate documentation, the National Registry of Legal Entities’ card (CNPJ) and the personal documents

_________________________

3 This first total amount of the Offer disclosed in item 1.4 was calculated based on (i) the number of Shares as of June 30, 2006 and (ii) the price of the Offer on the date of the announcement May 8, 2006, i.e. R$ 6.95. Expenses relating to the Offer have not been taken into account in this figure.

4 This second total amount of the Offer disclosed in item 1.4 was calculated based on the price of the offer on the date of the announcement May 8, 2006, i.e. R$ 6.95. Expenses relating to the Offer have not been taken into account in this figure.

listed above for individuals who are authorized to act on behalf of the entity, as the case may be).

2.2

The Shareholders who hold Shares through Banco Itaú S.A. (“Banco Itaú”) should register for the Auction with Unibanco Investshop or any other Brokerage Firm, as described in item 2.1 above, sufficiently in advance to allow for the transfer of their shares from the custody of Banco Itaú to the custody of the Brazilian Company for Settlement and Custody (Companhia Brasileira de Liquidação e Custódia, or “CBLC”).

2.3

Registering For the Auction. By 12 o’clock noon on the Auction Date (as defined in item 2.4 below), the Brokerage Firms shall register the acceptances of the Offer by the Shareholders represented by them at the Auction with the system known as MEGABOLSA keying in code EBTP3L for common shares or code EBTP4L for preferred shares.

2.4

Auction. The Auction shall take place on __ at ______ [time], on the electronic trading system of BOVESPA (“Auction Date”). [NO LESS THAN 30 DAYS AND NO MORE THAN 45 DAYS AFTER THE PUBLICATION OF THIS NOTICE OF TENDER OFFER].

2.4.1

Interference in the Auction. The interference to acquire the total lot of the Shares at the Auction shall be permitted provided that the interferer has registered at CVM the competing offer for the purchase of all of the shares with regard to which the Offer is made, with the value of such competing offer being at least 5% greater than the price of the Offer and provided, further, that the interferer has fulfilled other requirements applicable to competing offers, as set forth in CVM Instruction no. 361/02.

2.5

Settlement of the Auction. The settlement of the Auction shall take place in accordance with the rules of CBLC, three business days after the Auction Date, through the gross settlement option in which CBLC will not act as central guarantor counterparty.

2.6

Costs, Brokerage Commissions and Fees. All costs, brokerage commissions and fees related to the sale of the Shares shall be borne by the respective Shareholders and those related to the purchase shall be borne by Offeror. The expenses of holding the Auction, such as brokerage fees and rates established by BOVESPA and/or by CBLC, shall conform to the rates in force at the time the Auction is held as well as to other legal provisions in force.

2.7

Rules of Operations of BOVESPA. The Shareholders who wish to accept the Offer, by selling their Shares in the Auction, must fulfill the requirements for share trading established in the rules of operations of BOVESPA.

3.	Cancellation of the Registration as a Public Company
3.1

CVM will proceed with the Cancellation of the Registration under §4 of article 4 of the Corporation Law if the following conditions are satisfied: (i) the Offeror has acquired, through the Offer, more than 2/3 of the Publicly Held Shares, regardless of their class;

(ii) CVM has received a statement from ANATEL favorable to the Cancellation of the Registration; (iii) the term for compliance with the obligation referred to in item 7.3 of this Notice has expired and (iv) the registration of EMBRAPAR’s ADR program with CVM has been terminated.
3.1.1

Offeror will announce to the market, through a notice of material fact, in compliance with CVM Instruction no. 358/02, the terms of ANATEL’s statement, regardless of its position with respect to the Cancellation of the Registration, as soon as Offeror has been informed of such statement. Offeror cannot assure that ANATEL will issue a statement favorable to the Cancellation of the Registration.

3.1.2

Offeror may, at any time, decide to forego the receipt of ANATEL’s statement referred to in item 3.1 (ii), communicating this decision to the market immediately, through the announcement of a notice of material fact in compliance with CVM Instruction no. 358/02, in which case the Offer will not result in the Cancellation of the Registration.

3.1.3

CVM will not proceed with the Cancellation of the Registration if ANATEL fails to issue a statement favorable to the Cancellation of the Registration or if the Offeror decides to forego the receipt of ANATEL’s statement.

3.2

Prior to the Cancellation of the Registration, TELMEX will cause EMBRAPAR to request The Bank of New York (“BONY”), as depositary under the Deposit Agreement governing the ADSs (“Deposit Agreement”), to issue a notice of termination of the Deposit Agreement to the holders of ADRs. The termination of the Deposit Agreement will become effective 30 days after BONY issues the notice of termination. The New York Stock Exchange will then suspend trading of the ADSs.

3.2.1

Once the issuance of the notice of termination of the Deposit Agreement to the holders of ADRs has been confirmed, TELMEX will cause EMBRAPAR to request from CVM the termination of the registration of the Company’s ADR program, following the expiration of the 30-day term for termination of the Deposit Agreement described in item 3.2 above.

3.3	Once the registration of the Company’s ADR program with CVM has been terminated, CVM shall communicate such fact to BOVESPA and EMBRAPAR.
3.4

Consummation of the Cancellation of the Registration. If the Cancellation of the Registration is granted in accordance with item 3.1 above, the Shares that were not tendered in the Offer or sold through the First or Second Additional Obligation (as defined in items 7.2 and 7.3 below) will no longer be traded on BOVESPA. Moreover, if the conditions set forth in item 8 below are met, TELMEX will cause EMBRAPAR to hold a special general meeting of the shareholders to consider the redemption of the remaining Shares and to approve such redemption.

4.	Valuation Report

4.1

Valuation. In accordance with §4 of article 4 of the Corporation Law and with article 8 of CVM Instruction no. 361/02, TELMEX retained Banco ABN AMRO Real S.A. to prepare a valuation report (laudo de avaliação) with respect to EMBRAPAR, which is dated May 1, 2006 (“Valuation Report”).

4.2

Special Meeting. The time limit for the Shareholders to request the administrators of EMBRAPAR to call a special meeting of the shareholders to decide on having a new valuation report prepared, applying the same or other methodologies, for purposes of determining the value of EMBRAPAR, began on May 12, 2006, pursuant to the notice of material fact announced by the Company on May 11, 2006, the date on which the Valuation Report was made available to the interested parties, and expired on May 26, 2006, without EMBRAPAR having received any request to call a special meeting.

4.3

Statements. Banco ABN AMRO Real S.A., the financial institution retained by TELMEX for purposes of preparing the Valuation Report, declared in the Valuation Report that: (i) among the valuation criteria set forth in the Valuation Report, it considered the discounted cash flow methodology the most appropriate method for purposes of its valuation of the Company, provided, however, that the valuation of the Company’s minority interest in Net Serviços de Comunicação S.A. (“Net”) was based on historical market value according to the trading price of Net’s shares on BOVESPA, as detailed in the Valuation Report; (ii) there are no conflicts of interest that diminish its autonomy necessary for the performance of its functions; and (iii) the Valuation Report had a cost of US$ 500,000.00, which was fully borne by Offeror.

5.	Information on EMBRAPAR
5.1

Head Office, Jurisdiction and Corporate Purpose. The head office of EMBRAPAR is located in the City and State of Rio de Janeiro, at Rua Regente Feijó no. 166, 16th floor. The corporate purpose of the Company is (i) exercising control of EMBRATEL, as well as its other controlled companies; (ii) promoting, effecting or guiding the provision, from internal and external sources, of funds to be invested by the Company or by EMBRATEL or its other controlled companies; (iii) promoting and stimulating activities of studies and research with a view to the development of the long distance telecommunications services sector within the national and international scope, including voice, texts, data, images and telematics transmission services; (iv) performing, through EMBRATEL or other controlled or associated companies, long distance communications services, within the national and international scope, including voice, text, data, image and telematics transmission services; (v) promoting, stimulating and coordinating, through its controlled companies or associated companies, the formation and training of the personnel necessary for the long distance telecommunications services within the national and international scope, including transmission services of voice, text, data, image and telematics transmission services; (vi) effecting or promoting importation of goods and services for EMBRATEL or its other controlled and associated companies; (vii) exercising other activities similar or co-related to the Company’s purpose; and (viii) participating in the capital of other companies.

5.2

Shareholding Structure of EMBRAPAR. The capital stock of EMBRAPAR, fully subscribed and paid in, as of June 30, 2006, is R$ 5,074,940,769.50, divided into 512,480,331,944 common shares and 476,278,322,363 preferred shares, all nominative, book-entry and without par value.

5.2.1	The Shareholding Structure of EMBRAPAR on June 30, 2006:
Shareholder	Common	%	Preferred	%	Total	%
Consertel [1,2]	230,452,628,060	45.0%	2,661,105,000	0.6%	233,113,733,060	23.6%
Startel Participações Ltda [1]	148,345,890,385	28.9%	118,103,552,586	24.8%	266,449,442,971	26.9%
New Startel Participações Ltda [1]	5,619,208,511	1.1%	4,470,908,233	0.9%	10,090,116,744	1.0%
Telmex Solutions Telecommunications [1]	114,368,209,714	22.3%	90,996,760,410	19.1%	205,364,970,124	20.8%
Controlling Shareholder	498,785,936,670	97.3%	216,232,326,229	45.4%	715,018,262,899	72.3%

Publicly Held Shares [3]	13,694,356,285	2.7%	258,851,287,418	54.3%	272,545,643,703	27.6%
Administrators + Board	643	0.0%	174,082,459	0.0%	174,083,102	0.0%[4]
Embratel SA	38,346	0.0%	59,180	0.0%	97,526	0.0%[5]
Treasury Stock	0	0.0%	1,020,567,077	0.2%	1,020,567,077	0.1%
Total	512,480,331,944	100.0%	476,278,322,363	100.0%	988,758,654,307	100.0%
Percentage of class of shares	51.8%		48.2%

1 Telmex; 2 Shares underlying ADRs; 3 Publicly Held Shares is defined as: Total Shares (-) Shares held by the Controlling Shareholders (-) Shares held by Administrators and Board (-) Treasury Stock (-) EMBRAPAR shares held by EMBRATEL; 4 The shares held by Administrators + Board correspond to approximately 0.0176244% of the capital stock of EMBRAPAR; 5 The shares held by EMBRATEL correspond to approximately 0.0000099% of the capital stock of EMBRAPAR.

5.3	Consolidated Financial and Economic Indicators of EMBRAPAR (in thousands of R$):
	31/12/2003	31/12/2004	31/12/2005	30/6/2006

Total Assets	12,991,943	11,070,082	12,393,567	13,036,837
Current Liabilities	3,990,306	4,431,656	2,772,307	3,109,403
Non-current Liabilities	3,769,095	1,751,219	1,864,271	1,874,560
Shareholders’ Equity (BV)	4,874,802	4,526,370	7,365,391	7,624,908
Paid-up Capital[1]	2,273,913	2,273,913	5,074,948	5,074,948
Net Revenues	7,043,610	7,332,868	7,565,306	4,075,344
Operating Income	470,308	(390,858)	419,968	409,412
Net Income (Loss)	223,634	(339,256)	174,254	259,468
Net Income (Loss) / BV (%)	4.6%	-7.5%	2.4%	3.4%
Non-current Liabilities / BV (%)	77.3%	38.7%	25.3%	24.6%

[1] Includes “Cash Advanced for Future Capital Increase”

5.4	Evolution of the Trading of the Shares of EMBRAPAR.
5.4.1	Common shares (EBTP3L) –period from January 1, 2005 to April 30, 2006:
Month	Average Price	# of	# of shares	Total Volume
	(R$)/ 1,000 shares	Trades	Traded	(R$)
Jan-05	6.81	468	214,600,000	1,462,015.00
Feb-05	8.55	549	247,200,000	2,114,367.00
Mar-05	7.14	608	364,600,000	2,604,004.00
Apr-05	5.01	582	342,300,000	1,716,323.00
May-05	4.71	629	503,000,000	2,372,920.00
Jun-05	4.52	701	571,200,000	2,587,353.00
Jul-05	4.29	401	247,200,000	1,061,895.00
Aug-05	4.23	454	357,500,000	1,512,760.00
Sep-05	4.36	816	698,500,000	3,048,012.00
Oct-05	4.62	443	595,900,000	2,758,824.00
Nov-05	5.03	419	675,500,000	3,398,269.00
Dec-05	5.53	505	978,500,000	5,418,069.00
Jan-06	5.56	301	349,900,000	1,946,201.00
Feb-06	4.98	419	314,300,000	1,567,339.00
Mar-06	4.88	328	289,100,000	1,413,618.00
Apr-06	5.01	655	673,100,000	3,376,307.00
Source: Bovespa - Monthly Trading Report - Spot market
5.4.1.1

The weighted average quote price of the common shares of EMBRAPAR on BOVESPA, in the period from May 1, 2005 to April 30, 2006, is equivalent to R$ 4.83 per lot of 1,000 common shares.Preferred shares (EBTP4L) – period from January 1, 2005 to April 30, 2006:

Month	Average Price	# of	# of shares	Total Volume
	(R$)/ 1,000 shares	Trades	Traded	(R$)
Jan-05	4.69	20,781	59,448,900,000	278,815,496.00
Feb-05	4.42	18,750	59,435,400,000	262,925,167.00
Mar-05	4.46	17,954	81,417,700,000	363,373,242.00
Apr-05	4.29	12,355	51,864,700,000	222,619,890.00
May-05	4.93	18,033	68,916,800,000	339,777,343.00
Jun-05	4.95	19,590	66,208,200,000	328,377,444.00
Jul-05	4.63	19,298	57,437,400,000	266,112,294.00
Aug-05	4.61	20,930	65,319,100,000	301,744,940.00
Sep-05	5.00	22,950	71,400,900,000	357,469,953.00
Oct-05	5.61	27,789	79,183,100,000	444,705,630.00
Nov-05	5.80	15,960	42,266,800,000	245,374,260.00
Dec-05	6.55	20,125	53,443,600,000	350,279,119.00
Jan-06	6.36	21,260	55,015,600,000	350,330,960.00
Feb-06	5.40	24,255	82,819,400,000	447,773,996.00
Mar-06	4.90	23,561	68,471,100,000	335,653,494.00
Apr-06	5.19	22,153	64,803,700,000	336,054,335.00
Source: Bovespa - Monthly Trading Report - Spot market
5.4.1.2	The weighted average quote price of the preferred shares of EMBRAPAR on BOVESPA, in the period from May 1, 2005 to April 30, 2006, is equivalent to R$ 5.29 per lot of 1,000 preferred shares.

6.	Information on Offeror and on TELMEX
6.1

Information on TELMEX. TELMEX is the leading telecommunications company in Mexico. TELMEX and its subsidiaries provide a wide range of telecommunications services, data and video transmission and Internet access, as well as integrated telecommunications solutions to its corporate customers.  Additionally, it offers telecommunications services through its international subsidiaries in Argentina, Brazil, Chile, Colombia and Peru.

6.2

Information on the Offeror. The Offeror is a company whose quotas are wholly owned by TELMEX indirectly, with its head office located at Rua Regente Feijó, n° 166, sala 1687-C, Centro, Rio de Janeiro, RJ. The main corporate purpose of the Offeror is to participate in the capital of other companies in the telecommunications sector.

6.3

Shareholding Structure of Offeror. The capital stock of Offeror on June 30, 2006, fully subscribed and paid in, is R$ 1,495,869,924.00, divided into 1,495,869,924 quotas, which are wholly owned by TELMEX indirectly.

7.	Supervening Obligations of Offeror
7.1

Obligation of Complementing the Price upon Occurrence of Certain Events. Offeror undertakes to pay to the Shareholders who accept the Offer the positive balance, if any, between (a) the Purchase Price adjusted by the variation of the monthly Taxa Referencial – TR, pro rata temporis, as from May 8, 2006, the date of the notice of material fact which announced TELMEX’s intention to make a tender offer for the Shares, up to the date of settlement of the Auction, adjusted by the alterations of the number of shares resulting from bonus shares, grouping and splitting of shares and conversions that may have occurred, and (b) the price per share that would be due, or comes to be due, if it is verified that, in the period of one (1) year from the Auction Date, (i) a fact occurred that imposes or comes to impose a mandatory tender offer for the purchase of shares, in accordance with CVM Instruction no. 361/02 or (ii) there is a corporate event that allows the exercise of the right to withdraw, if they were still shareholders of EMBRAPAR and dissented from the resolution that approved such event.

7.2

First Additional Obligation. At the expiry of the Offer, if the Offeror has acquired more than 2/3 of the Shares (excluding, for the purpose of this calculation, the Shares held by administrators of the Company and by EMBRATEL), the Offeror will be required to purchase all the remaining Shares from the Shareholders who wish to sell them, within three (3) months from the Auction Date, at the Purchase Price, adjusted by the variation of the monthly Taxa Referencial – TR, pro rata temporis, from the Auction Date up to the date of settlement of such purchase. However, at the expiry of the Offer, if the Offeror has acquired less than 2/3 of the Publicly Held Shares, without prejudice to the obligation set forth in item 1.3.2 above, the Offeror will have the additional obligation to purchase the Shares of a given class from the Shareholders who wish to sell them, if more than 2/3 of the Publicly Held Shares of that class are tendered in the Offer, within three (3) months from the Auction Date, at the Purchase Price, adjusted by the variation of the monthly Taxa Referencial – TR, pro rata temporis, from the Auction Date up to the date of settlement of such purchase.
7.3

Second Additional Obligation. If ANATEL issues a statement favorable to the Cancellation of the Registration, the Offeror will be required to purchase all the remaining Shares from the Shareholders who wish to sell them, within three (3) months from the date of announcement of the notice of material fact referred to in item 3.1.1 above, at the Purchase Price, adjusted by the variation of the monthly Taxa Referencial – TR, pro rata temporis, from the Auction Date up to the date of settlement of such purchase.

7.3.1

The Second Additional Obligation will not be available to the Shareholders if: (i) the Offeror acquires, through the Offer, less than 2/3 of the Publicly Held Shares, (ii) the Offeror foregoes the receipt of a statement from ANATEL, as provided for in item 3.1.2 above, (iii) ANATEL issues a statement favorable to the Cancellation of the Registration before the beginning of the First Additional Obligation or (iv) ANATEL, at any time, issues a statement unfavorable to the Cancellation of the Registration.

7.3.2

In the event that ANATEL issues a statement favorable to the Cancellation of the Registration and the Offeror announces such statement to the market, as provided in item 3.1.1 above, while the First Additional Obligation is effective, such First Additional Obligation shall be automatically replaced by the Second Additional Obligation, which will immediately come into effect upon the announcement of the notice of material fact referred to in item 3.1.1 above.

8.	Share Redemption
8.1

Redemption. After the Cancellation of the Registration, in accordance with item 3 above, if less than 5% of the total number of shares of the Company are still outstanding, then TELMEX will have the ability and intends to cause EMBRAPAR, in accordance with § 5 of article 4 of the Corporation Law, to hold a special general meeting of the shareholders to approve the redemption of the remaining Shares at the Purchase Price, updated by the monthly Taxa Referencial – TR, pro rata temporis, from the date of the settlement of the Offer through the date of effective payment of the redemption amount. All information regarding the redemption shall be disclosed through a notice of material fact.

8.1.1

Shareholders Who Have Not Updated Their Personal Information. The funds for the redemption of the Shares held by the Shareholders who have not updated their personal information at EMBRAPAR or at the institution responsible for the service of book-entry shares of EMBRAPAR shall be deposited by the Offeror and shall be available to such Shareholders at a financial institution that has branches able to make the payments to such Shareholders, at least in the City of Rio de Janeiro and in capitals of all other states of the Country. Further information on the financial institution where such monies shall be deposited, the arrangements for assisting the Shareholders and the documentation necessary for withdrawing the deposited amounts shall be disclosed by means of a notice of material fact.

9.	Communication to the Holders of ADSs
9.1

This Offer is available to holders of preferred shares in issue of EMBRAPAR represented by ADSs, provided that each ADS represents 5,000 preferred shares in issue of EMBRAPAR, deposited with BONY, in accordance with the Deposit Agreement.

9.2

Any holder of ADRs evidencing ADSs will have the ability to tender the preferred shares represented by ADSs through BONY, as receiving agent for the Offer, pursuant to procedures described in materials sent to ADR holders and filed with the SEC. Those materials will be available free of charge on the SEC’s website at www.sec.gov.

9.3	The Valuation Report was prepared in Portuguese, and an English translation is available on the SEC’s website. The version in Portuguese shall always prevail.
9.4

As described in Item 3.2 above, prior to the Cancellation of the Registration, TELMEX will cause EMBRAPAR to issue a notice of termination of the Deposit Agreement to the holders of ADRs.  Upon termination of the Deposit Agreement, the ADSs will not trade on any organized securities market in the United States.

9.4.1

If, following the Offer and after the termination of the Deposit Agreement, remain more than 300 U.S. holders of EMBRAPAR securities in United States, EMBRAPAR will continue to be subject to a number of SEC requirements, including the obligation to file annual and interim reports.

9.5	Holders of EMBRAPAR shares and ADRs should read the tender offer statement issued in United States and available at SEC’s website, because it will contain important information.
10.	Communication to the Holders of Argentinean Deposit Certificates (“CEDEARs”)
10.1

EMBRAPAR had a non-sponsored CEDEAR program registered with CVM under no. CVM/SER/RDR/2000/021. However, as of May 8, 2006, there were no CEDEARs of EMBRAPAR being traded in the Argentinean market, as well as no shares of issue of EMBRAPAR under the custody of such program for purposes of underlying any CEDEARs.

10.2

On August 3, 2006, in compliance with the request of Itaú Corretora de Valores S.A. (“Itaú Corretora”), in its capacity as custodian institution of the shares of issue of EMBRAPAR in the CEDEAR program referred to in item 10.1 above, CVM terminated the registration of EMBRAPAR’s CEDEAR program.

10.3

On June 21, 2006, 5,524,000 preferred shares of issue of EMBRAPAR were part of the non-sponsored CEDEAR program registered with CVM under no. CVM/GER-2/RDR-98/003 to 007 and linked to basket RCTB41 created by BOVESPA. This program is also under the custody of Itaú Corretora.

10.4

All of the preferred shares of issue of EMBRAPAR included in basket RCTB41 will be tendered in the Auction and, as a consequence, removed from basket RCTB41. Funds in respect of the Purchase Price for preferred shares purchased in the Auction will be forwarded to holders of CEDEARs linked to basket RCTB41.

10.4.1	Holders of CEDEARs may obtain information regarding the tender of the preferred shares in basket RCTB41 by contacting Itaú Corretora at maria.simionato@itau.com.br.
11.	Other Information
11.1	Current Registration as a Public Company. EMBRAPAR hereby represents that its registration as a public company is duly current, in accordance with article 21 of Law no. 6,385/76.
11.2

No Undisclosed Relevant Fact or Circumstance. The Intermediary Institution and the Offeror represent that, to their knowledge, there are no facts or circumstances undisclosed to the public that may have a relevant influence on the results of EMBRAPAR or on the market prices of the shares of EMBRAPAR.

11.3

Ownership of Shares of EMBRAPAR by the Intermediary Institution. To the best of the Intermediary Institution’s knowledge, the Intermediary Institution, its controlling shareholder and its affiliates did not hold any Shares as of July 31, 2006. The investment funds under the Intermediary Institution’s discretionary management held no common shares and 47,133,197 preferred shares of EMBRAPAR as of July 31, 2006, as listed in Annex 1 to this Notice of Tender Offer.

11.4

Guarantee. The Intermediary Institution will guarantee the settlement of the Offer in accordance with the terms of this Notice and the payment of the Purchase Price, including in the events foreseen in items 7.2 and 7.3 above pursuant to this Notice.

11.5

Ownership of the EMBRAPAR Shares by TELMEX. TELMEX represents it owns indirectly, as of June 30, 2006, 498,785,936,670 common shares and 216,232,326,229 preferred shares of EMBRAPAR, representing approximately 72.4% of the total capital stock of EMBRAPAR.[5]

11.6	No Other Securities Issued Publicly by EMBRAPAR. There are no other securities issued by EMBRAPAR that were distributed to the public in Brazil and are still outstanding.
11.7

Access to the Valuation Report, to This Notice and the List of Shareholders. The Valuation Report, this Notice and the list of the shareholders of EMBRAPAR dated May 9, 2006 are available to any interested person (though the latter document will only be made available against presentation of identification and receipt signed by the interested

_________________________

5 In order to determine the percentage disclosed in this item 11.5, 1,020,567,077 preferred shares of EMBRAPAR held in treasury as of June 30, 2006, were excluded.

party) at the addresses indicated below. Alternatively, the Valuation Report and this Notice may be accessed on the Internet, at the sites indicated below:

EMBRATEL PARTICIPAÇÕES S.A.

Rua Regente Feijó, no. 166, suite 1687-B

Centro, Rio de Janeiro, RJ – 20060-060

www.embratel.com.br

TELMEX SOLUTIONS TELECOMUNICAÇÕES LTDA.

Rua Regente Feijó, n° 166, sala 1687-C

Centro, Rio de Janeiro, RJ – 20060-060

TELÉFONOS DE MÉXICO, S.A. DE C.V.

Parque Vía 198, Oficina 201

Colonia Cuauhtémoc

México, D.F., C.P. 06599

www.telmex.com

COMISSÃO DE VALORES MOBILIÁRIOS

Rua Sete de Setembro, no. 111, 5th floor – “Centro de Consultas”

Centro, Rio de Janeiro, RJ – 20050-901

Rua Formosa, no. 367, 20th floor

Centro, São Paulo, SP – 01049-000

www.cvm.gov.br

BOLSA DE VALORES DE SÃO PAULO –BOVESPA

Rua XV de Novembro, no. 275

Centro, São Paulo, SP – 01013-001

www.bovespa.com.br

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A.

Av. Eusébio Matoso, no. 891, 20th floor

Pinheiros, São Paulo, SP – 05423-901

www.unibanco.com.br

UNIBANCO INVESTSHOP - CORRETORA DE VALORES MOBILIÁRIOS E CÂMBIO S.A.

Av. Eusébio Matoso, no. 891, 19th floor

Pinheiros, São Paulo, SP – 05423-901

www.investshop.com.br

11.8

Responsibility for Information Rendered. Offeror represents it is responsible for the veracity, quality and sufficiency of the information rendered to CVM and to the market. The Intermediary Institution, in its turn, represents that it took all precautions and acted with the highest standards of diligence to ensure that the information rendered by Offeror was true, consistent, correct and sufficient. The Intermediary Institution is responsible for any omissions made with respect to the representation in the preceding sentence. The Intermediary Institution represents, moreover, that it has verified the sufficiency and quality of the information supplied to the market in connection with the Offer, which is necessary for investors’ decision making, including the information required to be provided by the Company under Brazilian law as well as this Notice and the Valuation Report.
11.9

Registration at CVM. This Offer was previously submitted for the analysis of CVM and registered on _______, under no. _____. On ___________, BOVESPA authorized the Auction to be held on its electronic trading system.

11.10	Additional information on the Offer may be obtained on TELMEX’s website at www.telmex.com/opa-embratel or from TELMEX’s assistance hotline for the Offer (tel: 4004-5021).

GRANTING THE REQUEST FOR REGISTRATION OF THIS OFFER DOES NOT IMPLY, ON THE PART OF CVM, GUARANTEE OF THE VERACITY OF THE INFORMATION RENDERED OR JUDGMENT ON THE QUALITY OF THE COMPANY OR THE PRICE OFFERED FOR THE SHARES OBJECT OF THIS OFFER

TELMEX SOLUTIONS TELECOMUNICAÇÕES LTDA.

ANNEX 1

List of investment funds under the Intermediary Institution’s discretionary management which hold shares of EMBRAPAR as of July 31, 2006:

CODE CLI	NAME	TYPE OF SHARES	QUANTITY	PRICE ($R)	MARKET VALUE ($R)	LAST UPDATE	MANAGER	ASSET MANAGER
1191	PREVI GILLETTE SOCIEDADE DE PREVIDÊNCIA PRIVADA	EBTP4	3,600,000	6.74	24,264.00	July 31, 2006	UAM	UBB
1581	PREVID EXXON - SOCIEDADE DE PREVIDÊNCIA PRIVADA	EBTP4	4,362,416	6.74	29,402.68	July 31, 2006	UAM	UBB
1726	UNIBANCO IBOVESPA INDEX FI AÇÕES	EBTP4	18,953,833	6.74	127,748.83	July 31, 2006	UAM	UBB
2521	UNIBANCO AIG CORPORATE RV 49 FI MULTIMERCADO	EBTP4	15,216,948	6.74	102,562.23	July 31, 2006	UAM	UBB
413	PRHOSPER PREVIDÊNCIA RHODIA	EBTP4	5,000,000	6.74	33,700.00	July 31, 2006	UAM	UBB
		Total	47,133,197
		Total Common Shares (EBTP3)	0
		Total Preferred Shares (EBTP4)	47,133,197